EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
11/8/12	Investors: Kathy Martin, 630-623-7833
Media: Becca Hary, 630-623-7293

McDONALD’S GLOBAL COMPARABLE SALES DECREASE 1.8% IN OCTOBER

OAK BROOK, IL – McDonald’s Corporation today announced that global comparable sales decreased 1.8% in October.  Performance by segment was as follows:

•	U.S. down 2.2%
•	Europe down 2.2%
•	Asia/Pacific, Middle East and Africa down 2.4%

    “The McDonald’s System remains focused on serving the evolving needs of our more than 69 million customers daily,” said McDonald’s President and Chief Executive Officer Don Thompson.  “Though October’s sales results reflect the pervasive challenges of today’s global marketplace, I am confident that our strategies and the adjustments we are making in response to the current business headwinds will build sales momentum and drive sustained, profitable growth.”
    In October, U.S. comparable sales decreased 2.2%.  Modest consumer demand and heightened competitive activity offset the impact of local Dollar Menu advertising, the Monopoly promotion, and the recent launch of the Cheddar Bacon Onion premium sandwiches.  Moving forward, the U.S. remains focused on enhancing its value leadership position by balancing strong everyday value messaging with affordable premium menu options.
    In Europe, comparable sales declined 2.2% as positive results in the U.K. were offset by declines across many markets.  Amid the segment’s ongoing economic uncertainty, Europe is reinvigorating its value offerings through increased advertising and new meal combinations at various price tiers, featuring core and premium menu items, and enhancing the restaurant experience to attract more customers.
    In Asia/Pacific, Middle East and Africa (APMEA), October’s comparable sales declined 2.4% with negative results in Japan, Australia and other markets, including China.  Looking ahead, APMEA seeks to further differentiate the McDonald’s experience through unique daypart value platforms, locally-relevant menu choices and unmatched customer conveniences.

            Systemwide sales for the month decreased 0.8% and increased 0.6% in constant currencies.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended October 31,	2012	2011	Reported	Currency
McDonald’s Corporation	(1.8)	5.5	(0.8)	0.6
Major Segments:
U.S.	(2.2)	5.2	(1.4)	(1.4)
Europe	(2.2)	4.8	(3.0)	0.5
APMEA*	(2.4)	6.1	1.6	2.1

Year-To-Date October 31,
McDonald’s Corporation	3.5	5.0	2.7	5.8
Major Segments:
U.S.	3.7	4.1	4.5	4.5
Europe	2.9	5.4	(2.2)	5.7
APMEA*	2.0	4.1	6.0	6.4
                      * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Management reviews the increase or decrease in comparable sales compared with the same period in the prior years to assess business trends.

•
The number of weekdays and weekend days can impact our reported comparable sales. In October 2012, this calendar shift/trading day adjustment consisted of one less Saturday and Sunday, and one more Tuesday and Wednesday compared with October 2011. The resulting adjustment varied by area of the world, ranging from approximately -3.4% to -1.3%. In addition, the timing of holidays can impact comparable sales.

•
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company’s underlying business trends.

•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

Upcoming Communications

    Don Thompson, President and Chief Executive Officer, and Pete Bensen, Chief Financial Officer, will participate in the Morgan Stanley Global Consumer Conference at 8:35 a.m. (Eastern Time) on November 13, 2012. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

    McDonald’s is the world’s leading global foodservice retailer with more than 34,000 locations serving more than 69 million customers in 119 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
    This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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